Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Magnitude Information Systems, Inc. and Subsidiaries


As independent public accountants, we hereby consent to the inclusion in (1) Post-Effective Amendment No.2, Commission No. 333-123996); (2) Post-Effective Amendment No. 3, Commission No. 333-118522; (3) Post-Effective Amendment No. 5, Commission No. 333-112595), and; (4) Post-Effective Amendment No. 8, Commission No. 333-73992 to Registration Statements on Forms SB-2 of Magnitude Information Systems, Inc. and Subsidiaries, filed with the Commission on or about June 22, 2005 , of our report dated March 2, 2005 on the consolidated financial statements of Magnitude Information Systems, Inc. and Subsidiaries for the fiscal years ended December 31, 2004 and 2003, and to all references to our Firm included in this Registration Statement.


/s/Rosenberg Rich Baker Berman & Company
Rosenberg Rich Baker Berman & Company
Bridgewater, New Jersey
June 22, 2005